BRIDGES INVESTMENT FUND, INC.
                                256 Durham Plaza
                              8401 West Dodge Road
                             Omaha, Nebraska 68114
                                   402-397-4700

                                                            January 23, 2001

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
                                PROXY STATEMENT

To the Shareholders of
 Bridges Investment Fund, Inc.

     The Annual Meeting of the shareholders of Bridges Investment Fund, Inc., a Nebraska corporation, will be held at the office of the corporation in the City of Omaha, State of Nebraska, at 256 Durham Plaza, 8401 West Dodge Road, on February 20, 2001, at 11:00 a.m., Omaha Time, for the following purposes:

     1. To elect a Board of fourteen (14) Directors, as provided in Section 1 below;

     2. To approve or reject the continuance of the investment advisory contract, continuing the employment of Bridges Investment Counsel, Inc. as investment adviser to the Fund for the year ending April 17, 2002, as more fully described in Section 2 below;

     3. To approve or reject the ratification of the selection of KPMG LLP as independent auditors for the Fund for the year ending December 31, 2001, as provided in Section 3 below.

     4. To approve or reject the increase of 3,000,000 shares of authorized capital stock of the Fund from 3,000,000 to 6,000,000 shares.

     5. To transact such other business as may properly come before the meeting.

     This proxy is solicited by the Board of Directors, to be voted at the Annual Meeting or any adjournment thereto. The cost of the Proxy solicitations will be paid by the investment adviser for the Fund. Additional solicitation may be made by mail, personal interview, or telephone by Fund personnel, who will not be compensated therefore. The cost of any such additional solicitation will also be paid by the Fund's investment adviser.

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     If you do not expect to be present, please sign the enclosed Proxy and mail it to Bridges Investment Fund, Inc., 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska 68114. All valid Proxies obtained will be voted in favor of the election of directors, unless specified to the contrary. With respect to the continuance of the investment advisory contract (Item 2 above), the ratification of the selection of accountants (Item 3 above), and the increase of authorized capital stock of the Fund (Item 4 above), all valid Proxies will be voted in accordance with the designation on the Proxies. If no designation is made, Proxies will be voted in favor of the proposals. Any shareholder has the power to revoke his Proxy at any time prior to the voting thereof by sending a letter to the Fund's office, or by executing a new Proxy. The giving of a Proxy will not affect your right to vote in person if you attend the Annual Meeting. At the beginning of the meeting, all shareholders in attendance will be given an opportunity to revoke said Proxy and to vote personally on each matter described herein.

     The Board of Directors has fixed the close of business on January 15, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The transfer books of the Fund will not be closed.

     On January 15, 2001, the Fund had outstanding 1,856,231.446 shares of capital stock, par value $1 per share. After the elimination of 401.446 fractional shares which are not entitled to be voted, there were 1,855,830 full shares outstanding on January 15, 2001, which are entitled to vote. In the election of directors, shareholders are entitled to cumulative voting, which means that each share is entitled to as many votes as there are directors to be elected. Such votes may all be cast for one nominee or distributed among as many nominees and in such proportions as the holder sees fit. In other matters, each share is entitled to one vote, except that fractional shares are not entitled to vote. No person owns of record, and, so far as the management knows, no person owns beneficially more than 5% of the outstanding capital stock of the Fund.

     The Annual Report for the year ended December 31, 2000, mailed simultaneously with this Proxy Statement to the shareholders, includes a statement of assets and liabilities as of December 31, 2000, and a statement of income and expenses for the year ended that date. Any shareholder who desires additional copies may obtain them upon request at the office of the Fund, 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska 68114.

     1.   Election of Directors

     The Fund By-Laws provide for the election of fourteen (14) directors who will serve until the next Annual Meeting of the shareholders and until their successors are elected and qualified.


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                                      3


     The persons named in the enclosed Proxy intend to nominate and vote in favor of the election of the nominees listed below, all of whom have consented to serve the term for which they are standing for election. If for any reason any of the nominees shall become unavailable for election, the Proxy will be voted for nominees selected by the management.

     The following information is furnished as to the proposed nominees whose terms of office will run from February 20, 2001, to February 19, 2002:

Frederick N. Backer, Age 68 -- First Became Director in 1979
     *2,588 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Director of the Fund, and member of the Administration and Nominating Committee. Mr. Backer is currently President of JAT Investments, Limited, formerly JAT Corp., a private investment concern that operated a restaurant for twenty-five years. His responsibilities as President of JAT Corp. commenced in August, 1972. During 2000, Mr. Backer had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance for the one meeting of the Administration and Nominating Committee.

     *2,588 shares are held by U.S. Bank National Association as Custodian for a master plan Individual Retirement Act account for Mr. Backer. Mr. Backer's wife, Marcia S. Backer, has a beneficial interest in 209 shares of an Individual Retirement Act account held by U.S. Bank National Association as Custodian. Mr. Backer's three children, James S. Backer, Ann B. Davids, and Thomas F. Backer hold 2,659, 1,487, and 1,276 shares, respectively, in IRA accounts at U.S. Bank National Association as Custodian. In addition, James, Ann, and Thomas hold 729, 335, and 729 shares, respectively, in their own names, and Thomas holds 360 shares in a Simplified Employee Pension Account. Thus, the total ownership by the Frederick N. Backer family is 10,372 shares.



Edson L. Bridges II, Age 68 -- First Became Director and Officer in 1963
     *27,092 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Chairman and Chief Executive Officer and Director of the Fund. Mr. Bridges became Chairman and Chief Executive Officer of Bridges Investment Fund, Inc. on April 11, 1997, after serving as President from September 28, 1970 through April 11, 1997. In September, 1959, Mr. Bridges became associated with the predecessor firm to Bridges Investment Counsel, Inc. and is presently the President and Director of Bridges Investment Counsel, Inc. Mr. Bridges is also President and Director of Bridges Investor Services, Inc., a company that became

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                                         4


Transfer Agent and Dividend Disbursing Agent effective October 1, 1987. Mr. Bridges is also President and Director of Provident Trust Company, chartered to conduct business on March 11, 1992. During 2000, Mr. Bridges had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors.

     *13,274 shares are owned in Mr. Bridges' name; 7,459 shares are held by a corporate trustee for the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 3,601 shares represent a beneficial interest in Bridges Investment Counsel, Inc. Pension Trust. These shares represent estimated interests in the Trusts' holding of the Fund's shares; 2,758 shares are held by U.S. Bank National Association as Custodian for master plan Individual Retirement Act and Simplified Employee Pension accounts. In total, Mr. Bridges has a beneficial interest in 27,092 shares of the Fund. The beneficial ownership interest of Sally S. Bridges, wife; Jennifer B. Hicks, daughter; Robert W. Bridges, son; Edson L. Bridges III, son; Tracy T. Bridges, daughter-in-law, and nine grandchildren are set forth on pages 12 and 13. Mr. Bridges is an affiliated and interested person member of the Board of Directors.



Edson L. Bridges III, Age 42 -- First Became Officer in 1985 and Director in 1991
     *10,618 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     President and Director of the Fund. Mr. Bridges has been a full-time member of the professional staff of Bridges Investment Counsel, Inc. since August 1983. Mr. Bridges has been responsible for securities research and the investment management for an expanding base of discretionary management accounts, including the Fund, for more than eight years. Mr. Bridges was elected President of Bridges Investment Fund, Inc. on April 11, 1997, and he assumed the position of Portfolio Manager at the close of business on that date. Mr. Bridges became a Director of Stratus Fund, Inc., an open-end, regulated investment company located in Lincoln, Nebraska, in October, 1990. Mr. Bridges has been Executive Vice President-Investments of Bridges Investment Counsel, Inc. since February, 1993, and he is a Director of that firm. Mr. Bridges is also an officer and a Director of Bridges Investor Services, Inc. and of Provident Trust Company. During 2000, Mr. Bridges had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors.

     *Mr. Bridges' ownership is represented by 2,347 shares held in the Bridges Investment Counsel, Inc. Profit Sharing Trust; 1,614 shares held in the Pension Trust of Bridges Investment Counsel, Inc. by the Trustees of these plans; 4,634 shares held in a 401(k) Plan and Trust for employees of Bridges Investment Counsel, Inc. and 1,209 shares in an IRA Custodial Account held by U.S. Bank National Association. Mr. Bridges also has a 814 share interest in a family trust described below. Tracy Taylor Bridges, Mr. Bridges' wife, holds 302 shares in an IRA Custodial Account and 13,745 shares in a 401(k) Plan. The total family ownership for Mr. Edson L. Bridges III is 27,979 shares which

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                                        5


includes 120 shares held in Educational IRA Accounts for each of Mr. Bridges three children, Edson L. IV, Taylor K. and Mary E. Bridges. In addition, 3,194 shares are held by Jean Jeter, cousin to Tracy Taylor Bridges. Mr. Bridges is an affiliated and interested person member of the Board of Directors.


N. Phillips Dodge, Jr., Age 64 -- First Became Director in 1983
     *2,472 Shares of Corporation owned beneficially, directly or indirectly or of record on December 31, 2000

     Director of the Fund and Chairman of the Administration and Nominating Committee. Mr. Dodge is President of N. P. Dodge Company, a leading commercial and residential real estate brokerage concern in the area of Omaha, Nebraska. Mr. Dodge has held this position since July, 1978. Mr. Dodge is also a principal officer and director of a number of subsidiary and affiliated companies in the property management, insurance, and real estate syndication fields. Mr. Dodge became a Director of American States Water Company (formerly Southern California Water Company) in April, 1990, and a Director of the Omaha Public Power District as of January 5, 2000, for a six year term. During 2000, Mr. Dodge had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Administration and Nominating Committee.

     *Mr. Dodge's 2,472 shares are held in an IRA account by U.S. Bank National Association as Custodian. His wife, Kathleen C. Dodge, has a similar account with the identical 2,472 shares. Mr. Dodge's father, N. P. Dodge, Sr. owns 500 shares, and his wife, Virginia L. Dodge, owns 2,073 shares. Therefore, the total Dodge family ownership is 7,517 shares.


John W. Estabrook, Age 73, First Became Director in 1979
     *2,522 Shares of Corporation owned beneficially, directly or indirectly, of record on December 31, 2000


     Director of the Fund and member of the Audit Committee. Mr. Estabrook was the Chief Administrative Officer of the Nebraska Methodist Hospital and its holding company, Nebraska Methodist Health System, in Omaha, Nebraska, beginning June, 1959. Effective January 1, 1987, Mr. Estabrook relinquished the position of President of Nebraska Methodist Hospital, assuming the Presidency of the Nebraska Methodist Health System until his retirement on August 31, 1992.
During 2000, Mr. Estabrook had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors, and a 100% attendance at the one meeting of the Audit Committee.

     *2,522 shares are held by U.S. Bank National Association as Custodian for a master plan IRA account. Mr. Estabrook's wife, Nancy C. Estabrook, owns 40,279 shares in her own name, and she owns 2,800 shares in an IRA account at U.S. Bank

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                                 6


National Association. Mr. Estabrook's son, John C. Estabrook, owns 3,771 shares jointly with his wife, Sharon K. Estabrook; in addition, 2,531 shares each are held in Trusts for John Adam Estabrook and Matthew David Estabrook, grandchildren of John W. Estabrook, for a total of 5,062 shares, and 2,087 shares are held in an Individual Retirement Account at U.S. Bank National Association, for Jane E. Estabrook, daughter of John W. Estabrook. Thus, 56,521 total shares are owned by the Estabrook family.


Jon D. Hoffmaster, Age 53, First Became Director in 1993
     *8,511 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Director of the Fund and member of the Audit Committee. Mr. Hoffmaster is currently CEO of eteetime.com a golf software, reservation, and e-commerce business, and has been a director since July, 1999. He has previously served as President and Chief Operating Officer, Chief Financial Officer of InfoUSA, and Executive Vice President and director since 1987. From 1980 to 1987, Mr. Hoffmaster was President and Chief Executive Officer of First National Bank of Bellevue, Nebraska. During 2000, Mr. Hoffmaster had a 60% attendance record at five regularly scheduled meetings of the Board of Directors, and a 100% attendance at the one meeting of the Audit Committee.

     *8,511 shares were held in Mr. Hoffmaster's own name on December 31, 2000. 6,643 shares are held in a Money Purchase Plan Trust and 1,868 shares are held by U.S. Bank National Association Custodian for a master plan IRA rollover account. Mr. Hoffmaster's daughter, Margaret S. Hoffmaster, holds 521 shares in her own name, and 669 shares are held by Elizabeth O. Hoffmaster, another daughter of Mr. Hoffmaster. Thus, the total Hoffmaster family ownership of the Fund is 9,701 shares.


John J. Koraleski, Age 50, First Became Director in 1995
     *393 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Director of the Fund and member of the Audit Committee. Mr. Koraleski is Executive Vice President-Marketing & Sales of the Union Pacific Railroad Company headquartered in Omaha, Nebraska. Mr. Koraleski was employed by Union Pacific in June, 1972, where he has served in various capacities. He was promoted to his present position in March, 1999. As the Executive Vice President-Marketing & Sales, Mr. Koraleski is responsible for all sales, marketing, and commercial activities for the railroad and its Union Pacific Distribution Services subsidiary. He is a member of the Railroad's Operating Committee. He is Vice President-Finance and a Member of the Board of Trustees for Union Pacific Foundation. Prior to his current position, Mr. Koraleski was the Railroad's Chief Financial Officer, Controller of Union Pacific Corporation, and was


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                                     7



responsible for the Railroad's Information Technologies and Real Estate
Departments.   During 2000, Mr. Koraleski had a 60% attendance record for the five regularly scheduled meetings of the Board of Directors, and a 100% attendance at the one meeting of the Audit Committee.

     *393 shares are held in The Koraleski Living Trust (dated January 18,
1991), John J. Koraleski and Stephanie F. Koraleski, Trustees.


Roger A. Kupka, Age 70, First Became a Director in 1982
     *3,674 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Director of the Fund and member of the Administration and Nominating Committee. Mr. Kupka was the President and Chief Executive Officer and principal owner of Nebraska Builders Products Co. of Omaha, Nebraska. He held this position from 1969 until November, 1986, when he sold the company. During the past five years, Mr. Kupka has been Vice Chairman of the Board of Directors of PSI Group, and currently serves on its Board of Directors. PSI Group, headquartered in Omaha, Nebraska, is one of the largest mail sorting companies in North America with over 800 employees and 11 operational centers throughout the U.S. During 2000, Mr. Kupka had a 80% attendance record for the five regularly scheduled meetings of the Board of Directors, and a 100% attendance of the one meeting of the Administration and Nominating Committee.

     *136 shares were held in Mr. Kupka's own name on December 31, 2000; 2,416 shares are held in a rollover IRA account at the U.S. Bank National Association as Custodian for Mr. Kupka's beneficial interest. In addition, Mr. Kupka owns a regular IRA account with U.S. Bank National Association as Custodian that holds 1,122 shares. Mr. Kupka's wife, Dorothy J. Kupka, has a beneficial interest of 1,781 shares in an IRA account at U.S. Bank National Association. Consequently, the entire Kupka family ownership of the Fund is 5,455 shares.


Gary L. Petersen, Age 57, First Became Director in 1987
     *43,183 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Director of the Fund and member of the Administration and Nominating Committee. Mr. Petersen is the retired President of Petersen Manufacturing Co. Inc. of DeWitt, Nebraska. Mr. Petersen commenced employment with the Company in February, 1966. He became President in May, 1979, and retired in June, 1986. Petersen Manufacturing Co. Inc. produced a broad line of hand tools for national and worldwide distribution under the brand names Vise-Grip, Unibit, Prosnip, and Punch Puller. During 2000, Mr. Petersen had a 100% attendance record at the

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                                    8


five regularly scheduled meetings of the Board of Directors and a 100% attendance record for the one meeting of the Administration and Nominating Committee.

     *41,013 and 2,170 shares are held in two separate rollover IRA accounts by the U.S. Bank National Association and Wells Fargo Bank Nebraska, N.A. as Custodian for Mr. Petersen's beneficial interest. In addition, Mr. Petersen's wife, Allison D. Petersen, holds 1,823 shares in an IRA rollover account at U.S. Bank National Association; Mr. Petersen's mother Esther Petersen, holds 2,614 shares in an agency account with Provident Trust Co.; their son, Daniel L. Petersen, holds 1,438 shares in an IRA Roth conversion account at U.S. Bank National Association; and Sondra Petersen, Mr. Daniel Petersen's wife holds 99 shares in an IRA account with U.S. Bank National Association. In addition, 46 shares are held in Educational IRA accounts for both Mr. Petersen's grandson, Wyatt Daniel Petersen, and granddaughter, Reagan Marie Petersen. Mr. Petersen is a co-trustee of the Ralph W. Petersen GST Exempt Trust, which holds 4,750 shares. Mr. Petersen's son, Daniel, and his daughter, Megan, each have a
beneficial interest of 1,188 shares of the   Ralph W. Petersen GST Exempt Trust.
The 2,374 balance of these shares is owned for the benefit of Mr. Petersen's three nephews: Cleland Johnson, Kenneth Totman, and Richard Lee Totman, who each hold 791 shares and a fractional interest thereof. Thus, the total Petersen family ownership is 53,953 shares.



John T. Reed, Age 57, First Became Director in 1999
     *30 shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Director of the Fund and Chairman of the Audit Committee. Mr. Reed is Chairman of McCarthy & Co. of Omaha, Nebraska, and a member of the Board of Directors of McCarthy Group, Inc., participating in the management of the Firm's corporate finance and asset management business since February, 1997. Mr. Reed was formerly with Arthur Andersen for 32 years before retiring in August, 1996. Mr. Reed served as the managing partner of Arthur Andersen's Omaha office while also serving as partner in charge of that office's tax and business consulting practices. During 2000, Mr. Reed had a 100% attendance record at five regularly scheduled meetings of the Board of Directors, and a 100% attendance record for the one meeting of the Audit Committee.

     *30 shares are held jointly by Mr. Reed and his wife, Ivel J. Reed.


Roy A. Smith, Age 66, First Became Director in 1976
     *21,681 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Lead Independent Director of the Fund and member of the Administration and Nominating Committee. Mr. Smith was President of H. P. Smith Motors, Inc. for


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                                      9



decades until the Company was sold to a new owner in the Third Quarter of 1997. Mr. Smith is currently President of Old Mill Toyota of Omaha, Nebraska, and is a director of the Mid City Bank of Omaha. During 2000, Mr. Smith had a 60% attendance record at the five regularly scheduled meetings of the Board of Directors. and a 100% attendance as the Lead Director of the Independent Directors.

     *19,640 shares are held in Mr. Smith's name, and 2,041 shares are held by U.S. Bank National Association as Custodian for a master plan IRA account. Mr. Smith's wife, Macaela J. Smith, holds 907 shares in an IRA account held by U.S. Bank National Association. Homer A. Smith, brother to Roy A. Smith, also owns 13,963 shares jointly with his wife, Kathryn H. Smith. In addition, 8,115 shares are held as Trustee for Mr. Smith's niece and nephew, Courtney Lynn and Gregory Thomas Asplund. Thus, the total Smith family ownership is 44,666 shares.


Janice D. Stoney, Age 60, First Became Director in 1999
     *1,839 shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Director of the Fund and member of the Administration and Nominating Committee. Mrs. Stoney retired as Executive Vice President, Total Quality System, US WEST Communications in December, 1992. Mrs. Stoney began her career within the telephone industry as a service representative with the Northwestern Bell Telephone Company in August, 1959. Mrs. Stoney earned various officer positions that culminated in becoming President of Northwestern Bell Telephone Company from 1987 - 1989 and President of the Consumer Division of US WEST from 1989 - 1991. During her distinguished business career, Mrs. Stoney has served on the Board of Directors of the Federal Reserve Bank, Tenth District, Omaha Branch, from 1984 to 1988; the Northwestern Bell Telephone Company, 1985 to 1990; Tennant Company located in Minneapolis, Minnesota from 1986 to 1995; and US WEST Communications Group, Inc. 1989 to 1992. Mrs. Stoney currently serves on the Board of Directors of the Whirlpool Corporation, headquartered in Benton Harbor, Michigan where she has served since 1987. She was elected in 1999 as a Director of Williams Cos. headquartered in Tulsa, Oklahoma. During 2000, Mrs. Stoney had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors, and a 100% attendance record for the one meeting of the Administration and Nominating Committee.

     *Mrs. Stoney's 1,839 shares are held in an IRA rollover account at U.S. Bank National Association.


L.B. Thomas, Age 64, First Became Director in 1992
     *836 Shares of Corporation owned beneficially, directly or indirectly or of record on December 31, 2000


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                                      10


     Director of the Fund and member of the Audit Committee. Mr. Thomas retired in October, 1996, from ConAgra, Inc. He retired as Senior Vice President, Risk Officer and Corporate Secretary for ConAgra, Inc., with world-wide operations and the second largest major processor of food products in the United States,
headquartered in Omaha, Nebraska.   ConAgra has sales of approximately $25
billion world-wide and is the second largest major processor of food products in the United States. He was also a member of ConAgra's Management Executive Committee. Mr. Thomas joined ConAgra as assistant to the Treasurer in 1960. He was named Assistant Treasurer in 1966; Vice President, Finance in 1969; Vice President, Finance and Treasurer in 1974; added the Corporate Secretary responsibility in 1982; and became Senior Vice President in 1991. Mr. Thomas is a director of Lozier Corp. located in Omaha, Nebraska and the Exchange Bank of Mound City, Missouri, and a member and treasurer of the Nebraska Methodist Health System Board of Directors. During 2000, Mr. Thomas had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance record for the one meeting of the Audit Committee.

     *836 shares are held in Mr. Thomas' name.


John K. Wilson, Age 46, First Became Director in 1999
     *1,768 shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Director of the Fund and member of the Audit Committee. Mr. Wilson is President of Durham Resources, LLC. Durham Resources, LLC is a privately held investment company headquartered in Omaha, Nebraska. Mr. Wilson commenced his career with Durham Resources LLC, and Great Plains Energy Corp. in February, 1983. Prior to becoming President in May, 1994, Mr. Wilson served in the position of Secretary-Treasurer and Vice President-Finance. Mr. Wilson currently serves on the Advisory Board _ U.S. Bank National Association, Omaha, Nebraska. During 2000, Mr. Wilson had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors, and a 100% attendance record for the one meeting of the Audit Committee.

     *The 1,768 shares are represented by: 43 shares in the John K. Wilson IRA held by U.S. Bank National Association as Custodian and 1,725 shares in a Money Purchase Pension Plan for John K. Wilson; Hancock and Dana PC as Plan Sponsor. In addition to these shares, Mr. Wilson's wife, Mary Anna, holds 221 shares in an IRA account with U.S. Bank National Association as Custodian. Thus, the total John K. Wilson family ownership in the Fund is 1,988 shares.


Nancy K. Dodge, Age 39, First Became Officer in 1986
     *1,894 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000


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                                          11


     Treasurer of the Fund. Mrs. Dodge has been an employee of Bridges Investment Counsel, Inc. since January, 1980. Her career has progressed through the accounting department of that Firm, to her present position as Vice President of Fund Services. Mrs. Dodge is the person primarily responsible for day to day operations for the Fund, and she is also the key person for handling relations with shareholders, the custodian bank, and the auditor. Mrs. Dodge is an officer and Director of Bridges Investor Services, Inc.

     *1,393 shares represent a beneficial interest in the Profit Sharing Trust, and 501 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust held by the Trustees of these plans. In addition, 64 shares are held in Educational IRA accounts for Chase William Dodge and Sydney Morgan Dodge, Mrs. Dodge's children and Mrs. Dodge's sister Janice M. Harper owns 1,335 shares in an IRA Rollover account with U.S. Bank National Association. The total family ownership for Nancy K. Dodge is 3,293 shares.



Brian Kirkpatrick, Age 29, First Became Officer in 2000
     *1,732 Shares of Corporation owned beneficially, directly or indirectly, as of record on December 31, 2000

     Vice President of the Fund. Mr. Kirkpatrick has been an employee of Bridges Investment Counsel, Inc. since August 24, 1992. Mr. Kirkpatrick has been a full-time member of the professional staff of Bridges Investment Counsel, Inc., responsible for securities research, and the investment management for an expanding base of discretionary management accounts, including the Fund, for several years.

     Mr. Kirkpatrick holds 322 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 376 shares are attributed through a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust. In addition, 1,034 shares represent a beneficial interest in the 401(K) Plan and Trust of Bridges Investment Counsel, Inc. Thus, Brian M. Kirkpatrick's beneficial ownership in the Fund totals 1,732 shares.



Mary Ann Mason, Age 48, First Became Officer in 1987
     *5,589 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Secretary of the Fund. Mrs. Mason has been an employee of Bridges Investment Counsel, Inc. from June, 1981. Her career has been mainly in the staff services area as a secretary. Mrs. Mason is also Corporate Secretary for Bridges Investment Counsel, Inc., Provident Trust Company, Bridges Investor


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                                    12



Services, Inc. and a Director of Bridges Investor Services, Inc.

     *Mrs. Mason and her husband, Gerald L. Mason, own 1,566 shares jointly. In addition, Mrs. Mason holds 978 shares in a master plan IRA account with U.S. Bank National Association as Custodian, and 101 shares in a Roth IRA account at U.S. Bank National Association. Mrs. Mason has a beneficial interest in 812 shares in the Bridges Investment Counsel, Inc. Profit Sharing Trust and 410 shares in the Bridges Investment Counsel, Inc. Pension Plan, and 1,722 shares in a 401(k) Plan and Trust. Gerald L. Mason has a master plan IRA account with U.S. Bank National Association as Custodian, which owns 978 shares, and 101 shares in a Roth IRA Account at U.S. Bank National Association. In addition, 42 shares are held in an Educational IRA account for Christina Marie Mason, Mrs. Mason's daughter. Thus, the total family ownership for Mary Ann Mason is 6,710 shares.



Linda Morris, Age 34, First Became Officer in 2000
     *624 shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Assistant Treasurer of the Fund. Mrs. Morris has been an employee of Bridges Investment Counsel, Inc. since August 24, 1992. Mrs. Morris has functioned as an assistant to Nancy K. Dodge in the daily and monthly duties associated with the day to day operation of the Fund.

     Mrs. Morris holds jointly 51 shares with her husband, William T. Morris. Mrs. Morris has a beneficial interest in 210 shares in the Bridges Investment Counsel, Inc. Profit Sharing Trust, 183 shares in the Bridges Investment Counsel, Inc. Pension Plan, and 180 shares in a 401(K) Plan and Trust. In addition, 83 shares are held for both Casey and Sam, Mrs. Morris' children in an Educational IRA account. Thus, the total family ownership for Linda J. Morris is 707 shares.



Kathleen J. Stranik, Age 57, First Became Officer in 1995
     *1,674 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 2000

     Assistant Secretary of the Fund. Mrs. Stranik has been an employee of Bridges Investment Counsel, Inc. from January, 1986. Mrs. Stranik has functioned as an executive secretary to both Edson L. Bridges II and Edson L. Bridges III throughout her career with the Firm.

     *Mrs. Stranik holds 64 shares in a master plan IRA account with U.S. Bank National Association as Custodian. Mrs. Stranik has 42 shares in a personal account, and a beneficial interest in 599 shares in the Bridges Investment Counsel, Inc. Profit Sharing Trust, 493 shares in the Bridges Investment

Counsel, Inc. Pension Plan, and 476 shares in a 401(k) Plan and Trust. In addition, Mrs. Stranik's daughter and son-in-law, Amy and Randal Jespersen, both hold 125 and 133 shares respectively in Master Plan IRA accounts with U.S. Bank National Association. Thus, the total family ownership for Kathleen J. Stranik is 1,932 shares.

     The officers of the Fund as disclosed herein have been elected by the Board of Directors on April 13, 2000, and their terms of office run from April 13, 2000, to April 13, 2001.

     No shareholder owns of record, or beneficially of record, more than 5% of the outstanding capital stock of the Fund, which totaled 1,850,302 shares as of December 31, 2000.

     Bridges Family Ownership of Fund Shares. The family of Edson L. Bridges II has the following beneficial ownership in shares of the Fund: Edson L. Bridges II, 13,274 shares in his own name; 1,894 shares in the Master Plan IRA account, 7,459 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust, 3,601 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust, and 864 shares in a SEP IRA account with U.S. Bank National Association as Custodian, for a total of 27,092 shares. Sally S. Bridges owns 3,564 shares in her own name, and also holds 1,429 shares in a master plan IRA account. Mrs. Bridges' beneficial and of record ownership of Fund shares is 5,963 shares, which includes 970 shares held by Jean Smith, cousin of Edson L. Bridges II.

     Edson L. Bridges III owns 2,347 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust; 1,613 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust; 4,634 shares represent a beneficial interest in the 401(k) Plan and Trust for employees of Bridges Investment Counsel, Inc.; and 1,209 shares and 303 shares, respectively, are held in a master plan IRA account for both Edson L. Bridges III and Tracy T. Bridges, his wife. Mr. Bridges is a principal beneficiary of the Edson L. Bridges II Irrevocable Trust, and his one-third interest in the Trust's ownership of the Fund is 814 shares. In addition, each of Mr. Bridges' three children hold an Educational IRA Account with a total number of 119 shares as described earlier. These children are Edson L. Bridges IV, Taylor Kathryn Bridges and Mary Esther Bridges. Tracy Bridges further holds 13,745 shares through the First National Bank of Omaha as custodian for Kutak Rock 401(k) Profit Sharing Plan & Trust. The total beneficial ownership of this family component group is 27,979 shares, which includes 3,195 shares held by Jean Jeter, cousin to Tracy Taylor Bridges.

     Jennifer B. Hicks, daughter of Edson L. Bridges II, owns 279 shares in a master plan IRA account. In addition, Mrs. Hicks is entitled to 150 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 36 shares are attributed to her through a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust. Mrs. Hicks is a principal beneficiary of the Edson L. Bridges II Irrevocable Trust, and her one-third interest in the Trust's ownership of the Fund is 814 shares. Mrs. Hicks also holds 566 shares in a CRUT with the Nebraska Methodist Hospital Foundation as Trustee. In addition, 104 shares are held in an Educational IRA Account for Kathryn Elizabeth Hicks, Andrew John Hicks, and Sophie Marie Hicks, Mrs. Hicks' children, and Kirk Hicks, Mrs. Hicks' husband has an IRA Rollover of 12 shares. Thus, Mrs. Hicks has a beneficial interest in 1,961 shares of the Fund.

     Robert W. Bridges, son of Edson L. Bridges II, owns in his Revocable Trust 424 shares, and he has a one-third beneficial interest in the Edson L. Bridges II Irrevocable Trust for 814 shares, 233 shares in a Roth conversion account, 249 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 166 shares are attributed through a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust. In addition, 517 shares represent a beneficial interest in the 401(k) Plan and Trust of Bridges Investment Counsel, Inc. Robert W. Bridges holds 1,160 shares jointly with his wife, Elizabeth Bridges, and Mr. Bridges also holds 1,088 shares in a CRUT with the Nebraska Methodist Hospital Foundation as Trustee. In addition, 103 shares are held in Educational IRA accounts for three of Mr. Bridges' children, Hannah Caroline Bridges, Benjamin Hall Bridges, and Elizabeth Owen Bridges. Thus, Robert W. Bridges' beneficial ownership in the Fund totals 4,754 shares.

     The combined beneficial ownership for members of the family of Edson L. Bridges II is 67,750 shares or 3.7% of the total shares outstanding. Marvin W. Bridges, Jr., brother of Edson L. Bridges II, holds 10,026 shares in a charitable trust with Edson L. Bridges II as sole trustee, and with Provident Trust Company as Investment Agent. Ann B. Bruce, daughter of Marvin W. Bridges, Jr., has a one-half beneficial interest in the Marvin W. Bridges, Jr., Irrevocable Trust, and there are 727 shares attributable to her in that trust, as well as 792 shares in a CRUT with Nebraska Methodist Hospital Foundation as Trustee. Marvin W. Bridges also holds 782 shares in a CRUT with the Nebraska Methodist Hospital Foundation as Trustee. Amy Bridges Lawrence, daughter of Marvin W. Bridges, has a one-half beneficial interest in the Marvin W. Bridges, Jr. Irrevocable Trust, and there are 727 shares attributable to her in that trust. In addition, Mrs. Lawrence holds 299 shares in a separate Master Plan IRA account at U.S. Bank National Association, as well as 566 shares in a CRUT with Nebraska Methodist Hospital Foundation as Trustee. There are two Marvin W. Bridges CRUT accounts for the benefit of Ann Bruce and Amy Lawrence with the Nebraska Methodist Hospital Foundation as Trustee with 793 shares. The total beneficial ownership for the Marvin W. Bridges, Jr. family is 15,505 shares or 0.8% of the total shares outstanding.

     When the branches of Edson L. Bridges II and Marvin W. Bridges, Jr. are combined, the various members of the Bridges family own beneficially 83,255 shares, which are equal to 4.5% of the total Fund shares outstanding.

     Edson L. Bridges II acts as a sole trustee for three trusts that are registered with the Fund's transfer agent in the name of the grantor or the principal beneficiary of the trust. These trusts have an ownership of 10,781 shares of the Fund outstanding as of December 31, 2000. Mr. Bridges also serves as a co-trustee of seven other trusts with individual trustees and corporate trustees that held 21,642 shares of the Fund as of December 31, 2000. These shares are reported in the beneficial ownership interests of the trust, and are not reflected in the totals for Bridges family interests.

     Edson L. Bridges III is named as co-trustee with Edson L. Bridges II for one trust with a total of 5,061 shares of capital stock of the Fund as of December 31, 2000. The capital stock owned is registered with the Fund's transfer agent in the name of the trust, and these shares are not recorded with the total interests of the Bridges family.

     With respect to the disclosures of the trusteeships of Edson L. Bridges II, Edson L. Bridges III, and Provident Trust Company, some of the account ownerships disclosed represent multiple reporting of share ownership of the Fund in order to report the various classifications "of record" ownership.

     The share ownership disclosures reported herein are as of December 31, 2000. To summarize the foregoing information, the Directors and Officers of the Fund own beneficially or of record 138,722 shares, which are equal to 7.5% of the 1,850,302 Fund shares outstanding on December 31, 2000, and their family members own an additional 129,957 shares for a total ownership of these persons of 268,679 shares, which are equal to 14.5% of the 1,850,302 Fund shares outstanding on December 31, 2000.

     Bridges Investment Counsel, Inc., investment adviser to the Fund, has a Profit Sharing Trust and a Pension Trust for its employees, and both include some persons who are not officers or Directors of the Fund. The Wells Fargo Bank Nebraska, N.A., Lincoln, Nebraska, as Trustee of the Profit Sharing Trust, owned 19,119 shares for the benefit of all employees. The Wells Fargo Bank Nebraska, N.A. owned an additional 18,252 shares as Trustee of the 401(k) Plan and Trust for the employees of Bridges Investment Counsel, Inc. Three employees of Bridges Investment Counsel, Inc., acting as Trustees, held 5,900 shares of the Fund on behalf of the Pension Plan participants. The beneficial interests of the officers and employees of Bridges Investment Counsel, Inc. who are also officers and employees of the Fund have been set forth in the foregoing statements of stock ownership.

     With respect to shares reported for beneficial interests held in Profit Sharing, 401(k), and Pension Trusts of Bridges Investment Counsel, Inc., the shares shown in this Proxy Statement are based upon informed estimates of the December 31, 2000 allocations of percentage interests in the retirement plans for each employee. However, actual ownership at December 31, 2000, will vary from the reported shares based upon new entrants to the plans, changes in compensation levels for existing participants, and other factors that determine a participant's percentage interest in each of these plans. These determinations may not be finalized before March 31, 2001; thus, the disclosures of beneficial interests in this proxy statement as of December 31, 2000, are the best estimates possible from the available information at this time, except the beneficial interests in the Pension Plan have been determined to be correct for December 31, 2000.

     No direct compensation or other remuneration was paid to the Directors or officers by the Fund in 2000. However, the Directors as a group were paid a total of $15,150.00 by Bridges Investment Counsel, Inc. for their attendance at Audit Committee, Administration and Nominating Committee, and Board of Directors meetings during 2000.

     Based on recommendations made by the independent directors of the Fund at their meeting held on December 5, 2000, commencing in 2001, the Fund will pay each director a fee of $300 for each Board of Directors meeting attended, which will cover independent director and Committee meetings when such meetings occur in continuous session on the same date, and a fee of $150 for each Committee meeting attended when held on a separate date from a regularly scheduled Board of Directors meeting. Interested directors, Edson L. Bridges II and Edson L. Bridges III, are not paid any Fund director fees.

     The following Directors were "interested persons" members of the Board of Directors during 2000: Mr. Edson L. Bridges II and Mr. Edson L. Bridges III. The determination of an interested person is based on the definition in Section 2(a)(19) of the Investment Company Act of 1940, and Securities and Exchange Commission Release (Release No. IC-24083, dated October 14, 1999), providing additional guidance to investment companies about the types of professional and business relationships that may be considered to be material for purposes of
Section 2(a)(19). Interested persons include a director or officer of the Fund who has a significant or material business or professional relationship with the Fund's investment adviser, Bridges Investment Counsel, Inc.

     Provident Trust Company of Omaha, Nebraska, had 194 shareholders as of December 31, 2000, no one of whom owned more than 3.7% of the total outstanding voting shares of common stock. Provident Trust Company is managed by personnel of Bridges Investment Counsel, Inc. under a perpetual Management Agreement. At December 31, 2000, Provident Trust Company maintained accounts that held shares of Bridges Investment Fund, Inc. for its customers in the following capacities where Provident Trust Company has the right to vote the Fund shares: 99,441 shares as sole trustee, and 7,605 shares as co-trustee with an individual. The total shares held by Provident Trust Company in these two capacities is 107,046. The number of shares that will be voted by an officer of Provident Trust Company in its capacity as trustee or co-trustee is 0.6% of the total Fund shares outstanding on December 31, 2000. Provident Trust Company does not own any shares of the Fund as principal. The records of the transfer agent for the Fund maintain the ownership of the shares in the name of the trust account or the beneficial owner. Ownership interests are reported in this proxy statement in the name of the trust account or the beneficial owners. Provident Trust Company's practice with respect to voting shares of the Fund will be to deliver proxies to the beneficial owners or other representatives for the customer accounts in all situations where such policy is administratively feasible and legally possible. Provident Trust Company has officers who are not employees of Bridges Investment Counsel, Inc. or officers of Bridges Investment Fund, Inc. who may vote proxies for trust customers in those instances where an independent point of view and the avoidance of a conflict of interest are important considerations.


     2. Approval or Rejection of the Continuance of the Investment Advisory Contract

     On April 17, 1963, the Board of Directors of the Fund approved an investment advisory contract to be entered into between the Fund and Bridges Investment Counsel, Inc., the investment adviser, located at 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska. The management contract continues in effect only so long as such continuance is specifically approved at least annually by the Board of Directors, or by vote of a majority of the outstanding voting securities of the Fund; in either case, the terms of this Agreement and any renewal thereof must have been approved by the vote of a majority of Directors who are not parties to such contract or Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. The contract may be terminated by either party on sixty days' written notice and terminates automatically if assigned. The contract was last submitted to the Fund's shareholders for their approval on February 15, 2000, and the purpose of that submission was to secure a continuation of the contract with Bridges Investment Counsel, Inc. for the period from April 17, 2000, through April 17, 2001.

     The recommendation to continue the contract past April 17, 2001, was made by the independent members of the Board of Directors at a meeting called for that purpose on December 5, 2000. This recommendation was then favorably acted upon at the Regular Quarterly Meeting of the Board of Directors on January 9, 2001, for submission to the shareholders for action on February 20, 2001.

     Under its contract with the Fund, the investment adviser furnishes continuing investment supervision for the Fund and provides office space, facilities, equipment, and personnel for managing the assets of the Fund. In addition, the investment adviser pays all of the expenses of registering the Fund with the Securities and Exchange Commission under the Investment Company Act of 1940 and the Securities Act of 1933 and has agreed to pay all expenses of maintaining those registrations. Further, under this contract, the investment adviser has agreed to pay all expenses of initially qualifying and maintaining the qualification of shares of the Fund in whole or in part under the securities laws of such states as the Fund may from time to time designate.

     For these services, the Fund agrees to pay the investment adviser a quarterly fee of one-eighth (1/8) of one percent (1%) of the average net asset value of the Fund, which approximates 1/2 of 1% on an annual basis, as determined by appraisals made as of the close of each month of the applicable quarter. However, in the contract, the investment adviser has guaranteed the Fund that the Fund's total expenses, exclusive of stamp and other taxes but including fees paid to the investment adviser, shall not in any year exceed in the aggregate a maximum of one and one-half percent (1 1/2%) of the average net asset value of the Fund for such year as determined by appraisals made as of the close of each month thereof. If such expenses exceed the one and one-half per cent (1 1/2%) maximum, the investment adviser has agreed to reimburse the Fund for the amount of the excess.

     The investment adviser's fees for the last three fiscal years were as follows: $209,938.08 in 1998, $279,315.80 in 1999, and $369,341.42 in 2000.
There have been no reimbursed expenses under the 1 1/2% of net assets expense limitation during the past three fiscal years.

     Edson L. Bridges II, Chairman of the Board of the Fund, is also President of Bridges Investment Counsel, Inc., the Firm which is investment adviser to the Fund. The total of 600 shares of capital stock of the investment adviser are owned as follows as of December 31, 2000: Edson L. Bridges II, 525 shares; Sally S. Bridges, wife of Edson L. Bridges II, three shares; Edson L. Bridges III, six shares; and Wells Fargo Bank Nebraska, N.A. as Trustee for the Bridges Investment Counsel, Inc. Profit Sharing Trust, 66 shares. The officers of Bridges Investment Counsel, Inc. hold a beneficial interest of 51.29% of the 66 shares held in the Profit Sharing Trust, including a 39.01% allocation for Mr. Edson L. Bridges II that is equal to a 25.75 share indirect ownership for him. Mr. Edson L. Bridges III holds a 12.28% indirect beneficial interest in the profit sharing trust of Bridges Investment Counsel, Inc., resulting in an attribution of 8.10 shares of ownership in Bridges Investment Counsel, Inc. capital stock. When the 8.10 indirect shares are combined with the six shares owned directly, Mr. Bridges III holds 14.10 shares of Bridges Investment Counsel, Inc. capital stock, for a 2.35% interest in that Firm. Thus, both Edson L. Bridges II and Edson L. Bridges III's beneficial interest in the stock ownership of Bridges Investment Counsel, Inc. is 564.85 shares, representing 94.14% of the total 600 shares outstanding, when their attributed shares from the Profit Sharing Trust are included with shares owned personally. The shares of Bridges Investment Counsel, Inc. held by Edson L. Bridges II and Edson L. Bridges III are commonly controlled pursuant to a voting trust agreement dated December 15, 2000 between them in order to comply with State of Nebraska, Department of Banking and Finance, Bureau of Securities regulations regarding investment adviser representatives. Mr. Edson L. Bridges II, Mrs. Sally S. Bridges, and Mr. Edson L. Bridges III are the three Directors of Bridges Investment Counsel, Inc.


     Bridges Investment Counsel, Inc. does not advise any other investment companies.

     In order for the investment advisory contract to be continued, approval by the holders of the majority of the outstanding shares of the Fund is necessary. If the contract is not adopted by the shareholders, the Board of Directors would take an appropriate alternative action.

     Prior to recommending approval of the investment adviser contract at their December 5, 2000, meeting, the independent directors of the Fund reviewed the financial resources of the investment adviser, the investment performance record of the Fund in comparison with funds of similar size and comparable investment objectives, the operating costs relative to other funds, and other factors including the quality of service to shareholders and matters set forth in a special study prepared annually for the Board members by the investment manager. At each Board of Directors meeting, the Board reviews the brokerage commissions and fees paid with respect to securities transactions undertaken for the Fund's portfolio during the prior three-month period for the cost efficiency of the services provided by the brokerage firms involved -- all of which brokerage firms are non-affiliated with the Fund and its investment adviser. The Fund's Board of Directors reviewed an annual disclosure on soft dollar commission arrangements of the investment adviser and the benefits that the investment adviser and its clients may receive from the Fund's portfolio transactions at its April 13, 2000 Board meeting. The Board has regularly reviewed the brokerage commissions paid on each portfolio security transaction since 1995, and the actions taken by the management during the prior quarter with respect to portfolio transactions and commission levels have been approved by the Board of Directors.

     During the most recent fiscal year ended December 31, 2000, the Fund paid Bridges Investor Services, Inc. $26,474.95 in fees for dividend disbursement, transfer agency, and certain report filings for deferred employee benefit plans and individual retirement accounts. These services are provided under a separate contract, not subject to a vote by the shareholders of the Corporation, between the Fund and Bridges Investor Services, Inc., a company owned by the employees of Bridges Investment Counsel, Inc. The Fund's Board of Directors reviews the appropriateness of the cost to the Fund and to its shareholders, and the Board approves all changes in scheduled charges for compensation under the contract arrangement between the two companies. Bridges Investor Services, Inc. will continue to be a vendor to the Fund for the business activities described in this paragraph.

     Rule 30d-1 of the General Rules and Regulations promulgated under the Investment Company Act of 1940 requires, that a brief description of each matter voted upon at a meeting of shareholders be made in the Annual Shareholder Report and/or in a semi-annual report following the shareholder meeting. This description shall include the number of votes cast for, against, or withheld as well as the number of abstentions including an apparent tabulation with respect to each matter or nominee for office. Please consult Exhibit 4 in the Annual Shareholder Report for 2000 that accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement for the matters and the results acted upon at the February 15, 2000, Annual Meeting of Shareholders.


     3.   Ratification or Rejection of Selection of Accountants

     The Investment Company Act of 1940 provides that the accountants of an investment company shall be selected by a majority of the members of the Board of Directors who are not affiliated with the investment adviser of the Fund, that such selection shall be submitted for ratification or rejection at the Annual Meeting of the shareholders, and that the employment of such accountants shall be conditioned upon the right of the Fund, by vote of a majority of its outstanding shares, to terminate such employment.

     On January 9, 2001, the independent members of the Board of Directors unanimously recommended the selection of KPMG LLP as auditors for the Fund for the year ending December 31, 2001, and the Board directed the submission of this recommendation to the shareholders for ratification. Through the Proxy solicited for the Annual Meeting scheduled for February 20, 2001, you will be ratifying the selection of KPMG LLP as the auditor for the year-ending 2000 financial statements for the Fund. The shareholders of the Fund ratified the selection of KPMG LLP as auditors of the Fund for the year ending December 31, 2000 at the February 15, 2000 Annual Meeting of Shareholders. A representative of KPMG LLP will be in attendance at the Annual Meeting of Shareholders on February 20, 2001.


     4. To Approve or Reject the Increase of 3,000,000 shares of Authorized Capital Stock of the Fund from 3,000,000 to
          6,000,000

     The authorized shares of capital stock of the Fund were set at 3,000,000 shares in Article VI of the Articles of Incorporation of Bridges Investment Fund, Inc. as amended on February 15, 1994. The authorized number of shares of capital stock which are available for sale to new shareholders has diminished over time. As of December 31, 2000, there were 224,994 authorized shares available for issuance, since 1,850,302 shares were outstanding and 924,704 shares had been redeemed since inception of the Fund on July 1, 1963. Thus, 92.5% of the authorized shares have been used, and the Board of Directors has approved and recommended an increase in authorized shares before the Fund reaches or exhausts the existing limit of 3,000,000 shares. During 2000, the Fund issued 414,329 shares.

     In order to be certain that the Fund has an adequate supply of shares available for issuance to investors, the Board of Directors passed the following resolutions at its regular quarterly meeting on January 9, 2001.

          RESOLVED, that Article VI of the Articles of Incorporation of Bridges Investment Fund, Inc., as previously amended on February 17, 1970, November 16, 1976, February 21, 1984, February 16, 1988, and February 15, 1994, be amended at the February 20, 2001 Annual Meeting of stockholders to read as follows:

          The total authorized capital stock of the corporation is 6,000,000 shares with a par value of one ($1.00) dollar per share.

          RESOLVED FURTHER, that upon approval by the shareholders of this proposed amendment to article VI, the Board of Directors shall cause the officers of the Corporation to take appropriate action to carry out and consummate this Amendment.

     The only change or amendment to Article VI will be the insertion of the number 6,000,000 for the number 3,000,000.

     If approval is received from the shareholders on February 20, 2001, to increase the shares of authorized capital stock as proposed, the Fund will proceed to register these additional shares of capital stock with the Securities and Exchange Commission and the State of Nebraska from time to time in an appropriate manner.

     All of the expenses connected with the Amendment to the Articles of Incorporation and the registration of the shares with the designated agencies will be paid for by Bridges Investment Counsel, Inc., the investment adviser to the Fund.


     5.   Other Matters Which May Come Before the Meeting

     It is not anticipated that any action will be asked of the shareholders other than the ones previously indicated, but if other matters are properly brought before the Annual Meeting, the persons named in the Proxy will vote on such matters in accordance with their best judgment.

     Supplementary Comments and Information

     Special matters deserving emphasis are set forth under appropriate headings in the text below:

     Cumulative Voting of Directors

     As noted above in the third paragraph on page 2 of this Proxy Statement, a Fund shareholder has the right to cumulate votes for the election of directors. The Board of Directors does not solicit cumulative voting with this Proxy Statement.

     Disclosure of Election Results

     In the event any nominee for election to the Board of Directors receives at the Annual Meeting election of Board members a total of negative votes which would equal five percent or more of the total shares voted, a post-meeting disclosure of the name(s) of the nominee(s) will be made by the Fund indicating a list of all directors by name, the number of shares voted for and against, and the total number of shares voted at the meeting for directors. Such report will be made in the next quarterly shareholder letter following the shareholder meeting at which a vote is taken. This information will be provided in addition to the results to be disclosed under Rule 30d-1 under the Investment Company Act of 1940.

     Limitation of Exemption from the Proxy Rules for Certain Non-Issuer Solicitations

     The issuer of the enclosed Proxy is the Fund. The Board of Directors of the Fund is not aware of solicitations for Proxies by persons other than the Board of Directors. In the event non-issuer solicitations for Proxies do occur, any statements contained therein will be the responsibility of the solicitors that have made such filing. Such a filing of non-issuer solicitation material with the Securities and Exchange Commission does not constitute a finding by the Commission that such solicitation material is accurate or complete.

     Deadline for Proposals for Next Annual Meeting

     Shareholders who wish to have a proposal included in the business agenda for the next Annual Meeting of Shareholders to be held February 19, 2002, must have their proposal filed at the office of the Fund by November 21, 2001, which date is estimated to be within the 90 days prior to the printing and mailing of the Proxy Statement to shareholders eligible to vote at that meeting.

     Board of Directors Meetings

     The By-Laws of the Fund provide for a fourteen member Board of Directors and the Board of Directors currently has fourteen members. The Board meets five times per year. The scheduled dates for 2001 are January 9, April 10, July 10, October 16, and December 4, 2001. Board meetings are normally held at 4:00 p.m. at the offices of the Fund, with the exception of the December meeting, which will begin at 5:00 p.m. The Board addresses all policy matters in relation to the operation of the Fund, and it reviews and acts upon subjects involving federal and state laws and regulations governing the Fund.

     Associations

     There is no nominee or Director who is a member or employee or associated with a law firm which the Fund has used during the past two fiscal years or proposes to retain in the current year.

     There is one Director, John T. Reed, who is a shareholder, officer, and director of an investment banking firm, McCarthy & Co., a registered broker-dealer. However, in accordance with SEC Rule 2a19-1 under the Investment Company Act, the Board of Directors of the Fund at its meeting on January 9, 2001 confirmed that McCarthy & Co. has not executed any portfolio transactions for the Fund, engaged in any principal transaction with the Fund or distributed shares for the Fund during the time that Mr. Reed has served as a Director of the Fund, and for at least six months prior thereto, and that the Fund and its shareholders will not be adversely affected if McCarthy & Co. does not execute any portfolio transactions for the Fund, engage in any principal transactions with the Fund or distribute any shares of the Fund. Upon the basis of this determination, Mr. Reed is not considered an interested person under Section 2(a)(19) of the Investment Company Act, despite his affiliation with a registered broker-dealer.


     Committees

     The Fund has an Administration and Nominating Committee and an Audit Committee, which are comprised solely of independent directors of the Fund. The Director members on each committee are identified below. The Administration and Nominating Committee evaluates candidates' qualifications for Board membership, including such candidates' independence from the Fund's investment manager, and periodically reviews and makes recommendations with respect to Board governance procedures and compensation. The Administration and Nominating Committee also reviews the Fund investment advisory agreement and makes recommendations to the independent directors and the Fund Board of Directors concerning such agreement. The Audit Committee establishes the scope of review for the annual audit by KPMG LLP, and its members work with representatives of KPMG LLP to establish such guidelines and tests for the audit which are deemed appropriate and necessary.


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                                        24



                                        ADMINISTRATION AND
AUDIT COMMITTEE                         NOMINATING COMMITTEE
John W. Estabrook                       Frederick N. Backer
Jon D. Hoffmaster                       N. P. Dodge, Jr., Chairman
John J. Koraleski                       Roger A. Kupka
John T. Reed, Chairman                  Gary L. Petersen
L.B. Thomas                             Roy A. Smith
John K. Wilson                          Janice D. Stoney


     Professional Appointments and Fees

     With respect to the retention of KPMG LLP in 2000 as certified public accountants for the Fund, the Fund receives audit-related and tax preparation services.

     The Fund paid KPMG LLP $11,775 during 2000. The breakdown of this fee was as follows:

                                                                   % of
                                                    Amount         Total

          Audit-Related Services                    $9,475         80.5
          Preparation of Tax Returns                 1,525         13.0
          Tax Consulting                               775          6.5

                  Total Fee                        $11,775        100.0




     The appointment of KPMG LLP as certified public accountants for the Fund is reviewed by the Audit Committee pursuant to an annual written proposal for engagement by KPMG LLP; the Audit Committee then recommends to the Board of Directors which in turn has recommended the appointment to the shareholders. KPMG LLP has agreed to provide services in 2001 for $11,800.

     Legal fees and services performed on behalf of the Fund have been paid by the investment adviser in accordance with the terms of the agreement between the Fund and the investment adviser. The investment adviser will continue to pay those legal expenses in accordance with the agreement between the Fund and the investment adviser. However, the agreement for legal counsel for the independent directors will embody continuing annual legal expenses to the Fund that had not been present prior to the year 2000. The appointment of attorneys for the Fund is a matter that is reviewed annually by the Board of Directors at its January meeting.

     ALL SHAREHOLDERS ARE REQUESTED TO SIGN AND MAIL PROXIES PROMPTLY.


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                                          25


     Your attendance at the Annual Meeting is desired whether your holdings are large or small. We encourage shareholders to take an active interest in the Fund, and we would appreciate a phone call or letter to indicate that you expect to be in attendance on February 20, 2001.

     By Order of the Board of Directors.


                                                  Mary Ann Mason
                                                  Secretary




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